Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-263315, 333-272011, and 333-291823) and Form S-8 (No. 333-285024) of EZGO Technologies Ltd. (the “Company”) of our report dated December 29, 2025, relating to the consolidated balance sheets of the Company as of September 30, 2024 and 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended September 30, 2025, and the related notes, included in the Company’s Annual Report on Form 20-F for the year ended September 30, 2025.

/s/ HTL International, LLC

Houston, Texas

December 29, 2025